Exhibit 99.1

Contacts:
Chad Holmes	Andrew Blazier
Chief Financial Officer	Senior Associate
Charles River Associates	Sharon Merrill Associates, Inc.
312-377-2322	617-542-5300

William T. Schleyer to Step Down from Charles River Associates Board of Directors

Effective October 13, 2017

BOSTON, September 29, 2017 — Charles River Associates (NASDAQ: CRAI), a worldwide leader in providing economic, financial, and management consulting services, today announced that William T. Schleyer has informed the Company of his plans to step down from CRA’s Board of Directors effective October 13, 2017 after nearly 10 years of service, in order to spend more time serving on non-profit boards and endeavors. Mr. Schleyer has served as a director since January 2008. Most recently, he was a member and Chair of the Compensation Committee.

“On behalf of our Board of Directors, I want to thank Bill for his counsel and contributions during our work together on the Board,” said Rowland T. Moriarty, Chairman of the Board of Directors of Charles River Associates. “We certainly will miss his presence on CRA’s Board and wish him well.”

About Charles River Associates (CRA)

Charles River Associates® is a global consulting firm specializing in economic, financial, and management consulting services. CRA advises clients on economic and financial matters pertaining to litigation and regulatory proceedings, and guides corporations through critical business strategy and performance-related issues. Since 1965, clients have engaged CRA for its unique combination of functional expertise and industry knowledge, and for its objective solutions to complex problems. Headquartered in Boston, CRA has offices throughout the world. Detailed information about Charles River Associates, a registered trade name of CRA International, Inc., is available at www.crai.com. Follow us on LinkedIn, Twitter, and Facebook.